Exhibit 99.1

Forrester Research Inc.

February 20, 2018

To Whom It May Concern:

Forrester Research, Inc. (“Forrester”) consents to the inclusion of its name and the language set forth below in the Annual Report on Form 10-K for the year ended December 31, 2017 filed by Appian Corporation:

Quote 1: “According to one example cited by Forrester Research Inc., or Forrester, the coding of custom software took an estimated 2.7 years to complete,”

Source: Forrester, Vendor Landscape: The Fractured, Fertile Terrain Of Low-Code Application Platforms, April 11, 2016

Quote 2: “In the same report, Forrester found that the use of low-code software development was six to 20 times faster than traditional software development.”

Source: Forrester, Vendor Landscape: The Fractured, Fertile Terrain Of Low-Code Application Platforms, April 11, 2016

Quotes 3 & 4: “According to Forrester, the market for low-code development platforms is expected to total $4.4 billion in 2018 and is expected to grow at a 49% compound annual growth rate to $21.2 billion in 2022. We were included as a “Leader” in the Forrester Wave: Low-Code Development Platforms in 2017, which is an evaluation of current offering, strategy and market presence.”

Sources: Forrester, The Forrester WaveTM: Low-Code Development Platforms for AD&D Pros, Q4 2017, October 12 2017 and Forrester, Vendor Landscape: A Fork In The Road For Low-Code Development Platforms, Updated November 8, 2017

Quote 5: “Case management. … We were included as a “Leader” based on the strength of our current offering, our strategy and our market presence in the Forrester Wave: Dynamic Case Management in 2016.”

Source: Forrester, The Forrester WaveTM: Dynamic Case Management, Q1 2016, February 2, 2016

Quote 6: “In addition to our current core software markets, we believe that our platform better meets certain of the needs that have been historically addressed by manually-developed custom enterprise software, which was expected to represent a $169 billion market in 2018, according to Forrester.”

Source: Forrester, Midyear Global Tech Market Outlook For 2017 to 2018, September 25, 2017

This consent is conditioned upon the inclusion in the Annual Report on Form 10-K of the following language:

“The Forrester Research studies described herein, one of which was commissioned by us, represents data, research, opinions or viewpoints prepared by Forrester Research, and are not representations of fact. We have been advised by Forrester Research that its studies speak as of their original dates (and not as of the date of this prospectus) and any opinions expressed in the studies are subject to change without notice.”

Very truly yours,

Forrester Research, Inc.

/s/ Gabrielle Gardner
Name: Gabrielle Gardner
Title: Senior Citations Specialist

2